Exhibit B

December 16, 2002

MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Fidelity Bancorp, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of December 16, 2002 ("Merger Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and the Company, pursuant to which the Company shall be merged with and into Purchaser (the "Merger") and the stockholders of the Company shall be entitled to receive shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

As a result of the Merger, I may be entitled to receive shares of Purchaser Common Stock ("Purchaser Securities") in exchange for shares owned by me of the Company Common Stock (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger).

I represent, warrant and covenant to Purchaser that in the event I receive any shares of Purchaser Securities as a result of the
Merger:

A. I shall not make any sale, transfer or other disposition of Purchaser Securities in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

C. I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because (a) at the time the Merger shall be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of Purchaser Securities has not been registered
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under the Act, I may not sell, transfer or otherwise dispose of
Purchaser Securities issued to me in the Merger unless: (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the Commission under the Act ("Rule 145(d)"); (ii) such sale, transfer or other disposition has been registered under the Act; or (iii) in the opinion of counsel reasonably acceptable to Purchaser, such sale, transfer or other disposition is otherwise exempt from registration under the Act. I may, however, transfer any of my shares of Purchaser Securities: (w) by gift to a charity or to a member of my immediate family for estate planning purposes and not to avoid the restrictions of this affiliate letter; (x) if necessary to discharge a fiduciary duty as a trustee; (y) as provided in Schedule A attached hereto or (z) upon death by will or the laws of descent and distribution; provided in each such case that each transferee agrees to the terms of this affiliate letter.

D. I understand that, except as provided in the Merger Agreement, Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to Purchaser's transfer agents with respect to Purchaser Securities issued to me and that there will be placed on the certificates for Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED DECEMBER 16, 2002 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

Purchaser agrees that the foregoing restrictive legend shall be promptly removed upon: (i) the sale, transfer or disposition of the Purchaser Securities in full compliance with the provisions of this letter agreement (except for any transfer permitted by (and in accordance with) the last sentence of Paragraph C above); or (ii) the provisions of clause (2) or (3) of Rule 145(d) being satisfied.

F. I also understand that, unless the sale or transfer by me of Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A
TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF

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1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A
TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

G. I hereby agree that at any meeting of the stockholders of the Company however called, and in any action by written consent to the stockholders of the Company. I (solely in my capacity as a stockholder) shall vote the Company Common Stock which I am entitled to vote: (a) in favor of the adoption of the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of the Company, except as otherwise consented to in writing by Purchaser; (ii) any change in the present capitalization or dividend policy of the Company; or (iii) any other material change in the Company's corporate structure or business.

H. I agree not to vote or execute any written consent to rescind or amend in any manner any prior stockholder vote or written consent to adopt the Merger Agreement.

I. I agree to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

J. Prior to the Effective Time (as defined in the Merger Agreement), I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below)), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by me, whether such shares of Company Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except: (i) for transfers by operation of law (in which case I agree to use commercially reasonable efforts to cause the transferee to be bound by the terms of this affiliate letter); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); (iii) for transfer permitted by (and in accordance with) the last sentence of Paragraph C above; (iv) as provided in Schedule A attached hereto or (v) as Purchaser may otherwise agree in writing.
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K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement; (ii) this letter agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and (iii) I own the shares of Company Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below, and have sole and unrestricted voting power with respect to such shares of Company Common Stock:
                    __________________________
                    __________________________
                    __________________________

L. I do not make any agreement or understanding herein in my capacity as a director or officer of the Company. I execute this letter agreement solely in my capacity as a holder of the Company Common Stock that I am entitled to vote and nothing herein will limit or affect any actions taken by me in my capacity as an officer or director of the Company.

M. Notwithstanding anything herein to the contrary, my obligations under this letter agreement shall terminate, automatically and without any further action on my part or on the part of any party to the Merger Agreement, upon the termination of the Merger
Agreement.

Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

/s/   Bonnie J. Stolarczyk
Name: Bonnie J. Stolarczyk

Number of Shares of Company Common Stock - 115,828 (1)


Accepted and Agreed to this 16thday of
December, 2002, by MAF Bancorp, Inc.

By:/s/ Allen H. Koranda
Name:  Allen H. Koranda
Title: Chairman and Chief Executive Officer


(1) Including 81,838 shares owned jointly with Raymond Stolarczyk.



Schedule A

Notwithstanding any terms or provisions to the contrary set forth in the letter to which this Schedule A is attached:

N. Prior to the Effective Date, Raymond Stolarczyk may exercise options to purchase up to 83,876 shares of Company Common Stock, in accordance with the terms of the applicable option agreement. Raymond Stolarczyk shall have the right to pay the aggregate exercise price of such options with shares of Company Common Stock owned by Raymond Stolarczyk and me, either separately or jointly.

O. After the Effective Date, Raymond Stolarczyk may exercise options to purchase 7,500 shares of Purchaser Common Stock that relate to and replace options that were originally issued by the Company, in accordance with the terms of the applicable option agreement. Raymond Stolarczyk shall have the right to pay the aggregate exercise price of such options with shares of Purchaser Common Stock owned by Raymond Stolarczyk and me, either separately or jointly.

P. After the Effective Date, I may exercise options to purchase 3,486 shares of Purchase Common Stock that relate to and replace options that were originally issued by the Company, in accordance with the terms of the applicable option agreement. I shall have the right to pay the aggregate exercise price of such options with shares of Purchaser Common Stock owned by Raymond Stolarczyk and me, either separately or jointly.